IQST – iQSTEL Announces 288% Revenue Increase For February 2021 Supporting $60.5 Million Annual Revenue Forecast

New York, NY – March 15, 2021 – iQSTEL, Inc. (USOTC: IQST), an international provider of Telecom, Technology, Fintech and Blockchain solutions, today announced revenues of $4.86 million for February 2021 compared to $1.68 million in February 2020. February 2021 revenue increased 288% compared to February 2020.

Year-To-Date (YTD) revenue through the end of February 2021 is $9.65 million compared to $3.53 million for the same period in 2020 – a 273% increase.

The iQSTEL revenue forecast for 2021 is $60.5 million. In addition to the dramtic revenue growth, Management anticipates improved profit margins as iQSTEL consolidates its Telecom subsidiaries under a single brand name to improve marketing momentum and operating efficiencies.

Management further indicates the potential to exceed the current revenue forecast as a result of potential contributions form the company’s other growing, high margin business units including its Technology Division (IoT and Batteries for EV), Fintech Division (Visa Debit Card), Blockchain Division (MNPA).

About iQSTEL Inc.:

iQSTEL Inc (OTC: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 13 countries. The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 4 Business Divisions: Telecom, Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, IoT Smart Electric Vehicle Platform, iQ Batteries for Electric Vehicles, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com